Exhibit 10.2

CONSIDERATION OF PAYMENTS IN CONNECTION WITH DERIVATIVE
SETTLEMENT

WHEREAS, this Committee has been fully advised with respect  to certain shareholder derivative actions regarding the Company’s historical stock option granting practices (the “Lawsuits”); and

WHEREAS this Committee has also been fully advised with respect to that certain Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”) with respect to the Lawsuits, and has fully considered the same;

WHEREAS, as a part of the settlement of the Lawsuits, each of Messrs. Howard R. Levine, R. James Kelly, C. Martin Sowers and George R. Mahoney, Jr. (collectively, the “Optionees”), have agreed to relinquish the following options which, in connection with the Company’s annual merit review process, were granted on September 26, 2002 (the “2002 Options”) and September 29, 2003 (the “2003 Options”), respectively:

	2002 Options	2003 Options
Levine	57,000	18,000
Kelly	28,000	7,000
Mahoney	32,000	48,000
Sowers	11,500	8,500

WHEREAS, prior to Final Approval (as defined in the Settlement Agreement), the Optionees have agreed to refrain from exercising the 2002 Options and 2003 Options to be relinquished, as set forth above, to which they are otherwise entitled (the “Relinquished Options”);

WHEREAS, the 2002 Options will expire on September 25, 2007, and the 2003 Options will expire on September 28, 2008(the “Expiration Dates”);

WHEREAS, this Committee has the authority and responsibility to administer the compensation programs of the Company and believes it will facilitate the Settlement Agreement and be in the best interest of the Company that the Optionees be entitled to the value of the Relinquished Options pursuant to conditions set forth in this resolution;

WHEREAS, the Special Committee appointed by the Board to investigate the Lawsuits retains the authority to consider all matters related to the Lawsuits in the event that Final Approval of the Settlement Agreement is not obtained;

RESOLVED, that in the event: (i) any of the Relinquished  Options expire prior to Final Approval; (ii) the Optionees would otherwise have had the right to exercise such Relinquished Options but for such option’s expiration or any further agreement to relinquish such Relinquished Options; (iii) the Fair Market Value  (as defined in the Family Dollar Stores, Inc. 2006 Incentive Plan) of such Relinquished Options exceeds the strike price of the Relinquished Options on the date of the exercise of the Optionee’s other 2002 Options or 2003 Options which are not subject to relinquishment (the “Non-Relinquished Options”) as set forth below; and (iv) this Committee has been advised by the Special Committee that the Settlement Agreement will not receive Final Approval, then the Company shall make a cash payment (the “Cash Payment”) to each of the Optionees within a reasonable time after such determination by this Committee of the abandonment or termination of the Settlement Agreement;

RESOLVED, that the Cash Payment with respect to such Relinquished Options, if any, shall equal the difference between (x) the exercise price of the Relinquished Options, and (y) either: (i) if the Optionee engages in a cashless exercise of the Non-Relinquished Options and/or sells the shares obtained in such exercise, the actual sales price of shares sold upon the exercise of the Non-Relinquished Options exercised by such Optionee, or the average of such sales price if there are multiple cashless exercises, or (ii) if the Optionee tenders the exercise price for the Non-Relinquished Options and holds the acquired shares, the Fair Market Value of the shares so acquired on the date of such tender and exercise; multiplied by the number of such Relinquished Options that expired;

RESOLVED, that if Final Approval of the Settlement Agreement is not obtained and the Optionees receive the Cash Payment(s) as set forth herein, such actions shall not in any manner estop the Special Committee from taking any actions it may deem necessary or appropriate with respect to the Lawsuits, including but not limited to the issuance of its final report and the implementation of remedial actions and in no event shall the making of the Cash Payments constitute a waiver of, or be asserted to estop, the Special Committee’s authority with respect to such remedial actions; and

RESOLVED, that  the officers of the Company shall be and are authorized and directed to take any and all actions deemed necessary or convenient by them to effectuate the forgoing resolutions without further action by this Committee.